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                                                              EXHIBIT 99.1
EXHIBIT 99  Additional Exhibits

EXHIBIT 99.1 Narrative And Quantitative Explanation Of Change In Results Of Operations

As previously disclosed in its Annual Report on Form 10K the Company's relationship with PrimeRx and its subsidiaries, including Network
Pharmaceuticals, Inc. has been a troubled one involving numerous disputes and litigation, including a lawsuit filed by Network Pharmaceuticals in July 2001, and the very recent refusal to cooperate with the Company in the preparation of its periodic report on Form 10Q for the quarter ended June 30, 2001.

If the Company is unable to obtain the information necessary to prepare its 10Q, the Company may be unable to produce financial statements for the quarter ended June 30, 2001 that are in accordance with accounting principles generally accepted in the United States of America. Further, the Company could report net revenues from continuing operations during the quarter ended June 30, 2001, that are less than the reported revenues of approximately $19.9 million for the quarter ended June 30, 2000, and a net loss from continuing operations for the quarter ended June 30, 2001 that is lower than the reported net loss of $10.5 million for the quarter ended June 30, 2000.


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